 February 20, 2008

FORWARD-LOOKING STATEMENTS

Information herein contains forward-looking statements that involve significant risks and uncertainties, including our need to replace production and acquire or develop additional oil and gas reserves, intense competition in the oil and gas industry, our dependence on our management, volatile oil and gas prices, costs associated with hedging activities and uncertainties of our oil and gas estimates, which may be substantial.  In addition, all statements or estimates made by the Company, other than statements of historical fact, related to matters that may or will occur in the future are forward-looking statements.

Readers are encouraged to read our December 31, 2006 Annual Report on Form 10-KSB, our March 31, 2007, June 30, 2007 and September 30, 2007 quarterly reports on Form 10-QSB, and our proxy statements dated February 23, 2007 and October 18, 2007 and any and all other relevant documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).

There is no duty to update the statements herein.

See the “Glossary of Terms” at the end of this Summary for definitions of certain terms we use herein.

GEORESOURCES, INC. – COMPANY SUMMARY

April 2007 Merger.  In April 2007, GeoResources, Inc. (“GeoResources,” “we,” “us” or the “Company”) merged with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and acquired a subsidiary of Chandler Energy, LLC (“Chandler”) and certain Chandler-associated oil and gas properties, in exchange for 10,690,000 shares of common stock (the “Merger”). As a result of the Merger, the former Southern Bay partners received approximately 57% of the then outstanding common stock of the Company, and thus acquired voting control.  Although GeoResources was the legal acquirer, for financial reporting purposes the Merger was accounted for as a reverse acquisition of GeoResources by Southern Bay and Chandler.

As part of the Merger, Frank A. Lodzinski assumed the role of Chief Executive Officer, President and Director, Collis P. Chandler, III became Executive Vice President, Chief Operating Officer of the Northern Division and a Director and Francis M. Mury became Executive Vice President, Chief Operating Officer of the Southern Division.  In addition, Howard E. Ehler was named Vice President and Chief Financial Officer and Robert J. Anderson was named Vice President, Business Development, Acquisitions & Divestitures.  The Board of Directors was reconstituted to include a majority of directors appointed by Southern Bay and Chandler.

Company Focus.  The Company is an oil and gas exploration and production operator focused in three areas in the U.S.:

•	the Southwest and Gulf Coast;
•	the Rockies; and
•	the Williston Basin.

Operations are managed through a Southern and Northern divisional structure. The Southern Division and corporate offices are headquartered in Houston and the Northern Division is headquartered in Denver.

Since the Merger, our new management team has implemented its business strategy designed to:

•	develop our existing asset base;
•	expand our acreage and prospect portfolio while divesting non-core and marginally economic properties; and
•	continue acquisition activities.

Recent Significant Acquisition.  In October 2007, we acquired all of the limited partnership interests in an affiliated partnership from a financial institution for $91 million.  This acquisition effectively doubled our reserves and was funded with proceeds from a senior secured reserve base lending facility underwritten by Wachovia Capital Markets with an initial borrowing base of $110 million.

2007 Progress.  In summary, during the course of 2007 we transitioned from a small regional North Dakota-based company producing 375 BOE per day and with 3.0 million BOE of proved reserves, to a full-scale exploration and production company with operations in multiple basins.  As of December 31, 2007 we estimated we had 15.7 million BOE of proved reserves, which were approximately 69% oil and 85% developed. December 2007 production totaled 111.7 MBOE or 3,603 BOE per day of which 60% was oil.

Capital Budget.  We believe our existing portfolio of properties have exploitation and exploration upside and recently increased our capital budget for 2008 - 2009 to $61.5 million. Budgeted expenditures are diversified and include expenditures intended to increase production through field re-engineering, well recompletions and workovers and the development of proved undeveloped reserves and potential reserves through conventional and horizontal drilling, waterflood projects and exploratory drilling. In addition, the capital budget provides funding for acreage and seismic acquisitions to expand our drilling portfolio. Exploration and exploitation potential for various representative fields is further discussed below. Our current capital budget is as follows:

($ Millions) (For 2008 - 2009)
Southern District:
Austin chalk drilling and development (1) (2)	$7.2
Other development drilling (2)	2.8
Water-flood expansion	1.3
Exploratory drilling (3)	7.8
Re-engineering (4)	3.2
Acreage, seismic and other (5)	3.5
Northern District:
Horizontal development drilling (2) (6)	11.8
Other development drilling	1.7
Water flood and associated drilling	9.7
Bakken Shale drilling (7)	9.0
Re-engineering (4)	1.0
Acreage, seismic and other (5)	2.5
Total (8)	$61.5
_______________
Notes:
(1)
Continuation of ongoing horizontal drilling and development program with an affiliated institutional partnership. The program includes ten scheduled wells in a one drilling rig continuous drilling program with certain other recompletion and frac expenditures intended to further increase production in producing wells.

(2)	Includes both proved undeveloped and non-proved reserve potential.
(3)	Principally South Louisiana and Gulf Coast Texas.
(4)
Includes activities related to existing fields intended to enhance production and lower operating expenses. These expenditures include flowlines, facilities, compression, down-hole lift methods, recompletions and side-track drilling. The Company currently has 70 such projects including multiple wells within ten fields budgeted for 2008.

(5)	Initial funds allocated for further expansion of acreage and prospect inventory. See “Business Strategy” discussion below.
(6)	Includes eight horizontal development wells within existing fields, where the Company has working interests ranging from 66% - 100%.
(7)
Includes ten wells where the Company’s working interest is 10.5% and one well with a 5.25% working interest. Also includes three wells where the Company’s working interest is less that 1% but where, in the opinion of management, such participation should provide valuable technical data related to the drilling operations and reservoir characteristics.  Also includes one Bakken Shale test in Montana where the Company holds a 50% working interest.

(8)
In summary, the Company’s current scheduled drilling activities include diversified opportunities intended to develop reserves and increase production.  The current budget includes: i) 29 wells which have assigned proved undeveloped reserves and the potential for the development of non-proved reserves, ii) 10 wells which do not have proved reserves assigned but have the potential of developing a resource gas play in Colorado, iii) two potentially high impact exploratory wells at Quarantine Bay, Plaquemines Parish, Louisiana, iv) 15 Bakken Shale wells, and v) one well intended to test an emerging shale play in the Company’s Northern region.

We believe the proposed level of activity should offset natural field declines, have further positive effects on production and estimated reserve quantities and should result in additional opportunities and projects.  Our 2008-2009 capital budget is subject to change as we evaluate existing properties and alternative projects and expand our acreage positions. This budget may be accelerated pending evaluation of cash flow and proceeds from divestitures, subject to industry considerations including drilling and service rig availability and adequate staffing to manage activities and control costs effectively.  In addition, certain expenditures that are held by production may be deferred in favor of new opportunities.

Business Strategy.  Upon closing the Merger in April 2007, our new management implemented its business strategy, which includes:

•
expanding acreage and prospect inventory through internal generation of new prospects, field and regional studies on existing assets and surrounding acreage, corporate or asset acquisitions or mergers, and selective participation with other capable oil and gas operators;

•	acquiring additional oil and gas reserves through asset or corporate acquisitions or mergers;

•
comprehensive field re-engineering, designed to enhance current production, lower per unit operating expenses, reduce production failures and down time, and therefore improve field economics, longevity of production and reserve value; and

•	development, exploitation and exploration activities intended to increase production and estimated proved reserves.

This fundamental operating and technical strategy is complemented by management’s commitment to:

•	maintain a fundamentally sound capital structure and low cost of capital;

•	control capital, operating and administrative costs;

•	hedge production to provide a foundation to seek predictable cash flows to support development and exploration activities;

•	divest non-core assets to high-grade the portfolio of properties; and

•	promote industry and institutional partners into projects to manage risk and to lower net finding and development costs.

The key to management’s approach is that the business strategy first focuses on building reserves and cash flows and then expands acreage, development and exploration inventory.  In the opinion of management, its strategy and approach to operations and financial management is a preferable strategy for us because:

•	it addresses multiple risks of oil and gas operations while providing shareholders with significant upside potential;

•	it results in “staying-power,” which management believes is essential to insulate the Company against adverse impacts from fluctuating and volatile markets; and

•	it is a strategy employed successfully in prior entities formed, acquired and operated by the present management team.

Each component of the business strategy and related matters are briefly discussed below.

Acquisitions and Divestitures. Acquisitions of oil and gas properties and/or companies in conjunction with exploration and development activities should allow us to assemble a portfolio of properties with the potential for meaningful economic returns resulting from 1) the application of operational and technical attention, 2) development of non-producing reserves, and 3) realization of exploration upside. Acquired interests will generally have the characteristics of manageable risk, fairly predictable production and value enhancement potential. An ongoing part of our portfolio approach is the divestiture of non-core assets in order to streamline and high-grade our property portfolio. Divestitures of this type of properties are expected to be an active part of any acquisition and asset high-grading program.

Development Activities.  We are also focused on development and exploitation of non-producing reserves. We conduct comprehensive field studies, which usually result in:

1.
Re-engineering projects which may result in lower per unit operating expenses and/or reduced field down-time. In addition, more efficient production practices will be implemented to increase production or arrest natural field production declines.  This strategy includes re-configuring or replacing down-hole and surface equipment and flow lines, correctly sizing compression, drilling salt water disposal wells, well workovers, and related activities, as well as integration of operations and reservoir engineering with emphasis on cost control.

2.
Development and exploration projects which result from the integration of operations and reservoir engineering with geology and geophysics. Where applicable, 3-D seismic technology is utilized. The goal is to develop specific projects to recover bypassed or undeveloped reserves and define exploration potential.

Exploration.  We expect to expand our exploration activities with growth.  Management has a demonstrated ability to generate prospects and drilling opportunities and expand acreage positions.  As set forth in our 2008-2009 capital budget table above, we have committed a significant portion of the budget to exploration. Further, we have the requisite geological, geophysical, engineering and land capabilities, through our internal staff and dedicated consultants, to expand acreage positions and drilling inventory. This strategy has three distinct purposes:

•	expand our inventory of substantive acreage and prospects;
•	fully develop our acquisitions; and
•	realize superior economic returns from exploration.

We will dedicate a meaningful portion of our budget to exploration and drilling, but as the geological objectives move to a higher risk and cost profile, industry or institutional partners may be solicited on a basis where we recoup some or all of our costs and sell off part of a project to them in exchange for a carried interest.

Corporate Mergers and Acquisitions. As a distinct part of our overall strategy, we intend to continue to pursue corporate merger and acquisition opportunities. Criteria will include, but not be limited to:

•	the potential to increase assets in a core operating area;
•	the opportunity to increase earnings and cash flow;
•	development and exploration potential;
•	the ability to refinance debt and attract capital; and
•	realization of administrative savings.

Summary. In summary, we believe these diversified business strategies and brick-by-brick building process should maintain our reserve and production base and lead to growth in reserves, production, cash flow and consequently, growth in per share values.

PROPERTIES
GeoResources Property Map

WASHINGTON
OREGON
CALIFORNIA
NEVADA
IDAHO
MONTANA
WYOMING
UTAH
COLORADO
ARIZONA
NEW MEXICO
NORTH DAKOTA
SOUTH DAKOTA
NEBRASKA
KANSAS
OKLAHOMA
TEXAS
MINNESOTA
IOWA
MISSOURI
ARKANSAS
LOUISIANA
WISCONSIN
ILLINOIS
MICHIGAN
INDIANA
OHIO
KENTUCKY
TENNESSEE
MISSISSIPPI
ALABAMA
GEORGIA
FLORIDA
SOUTH CAROLINA
NORTH CAROLINA
VIRGINIA
WEST VIRGINIA
PENNSYLVANIA
NEW YORK
MARYLAND
DELAWARE
NEW JERSEY
MAINE
VERMONT
NEW HAMPSHIRE
MASSACHUSETTS
CONNECTICUT
R.I.
Newporte
Comertown
Sherman/Wayne
Fairview/Mondak
Landa
Sioux Pass
Starbuck
Patent Gate
Four Mile Creek
Flat Top
North Hill Creek
Wolf Mountain
Yuma
Maljamar
Loco Hills
Grayburg-Jackson
Harris
M.A.K.
Wheeler
WarWink
Ozona
Oak Hill
Ivan
Black Warrior Basin
Fordoche
Frisco
Giddings
Port Neches
Keeran
Pledger
St. Martinville
Chittim Ranch
Odem
Grass Island
Driscoll
Eloi Bay
Quarantine Bay
Golden Meadow
Fausse Pointe

The tables herein and narrative discussions included below are intended to provide an overall summary of our reserve and acreage position, including the significant acquisition we completed in October 2007. The discussion below relates to production, exploitation and exploration potential, but does not include all producing fields, all prospective acreage or all field and regional geological evaluations being conducted by us, as some are confidential for competitive reasons. Nevertheless, we believe the discussion below is indicative of the nature of our operations and activities and the diversified approach resulting from our business strategy.

As indicated above, we initially intend to divest a small number of non-core wells and fields during 2008.  There is no assurance that properties will be sold; therefore, the tables below include properties we intend to sell.

We are the operator of most of our properties and therefore generally have control of field operations and development.  While the specific fields discussed below are not all inclusive, they are properties we felt are representative of our operations and chose to include either because of production or exploration and development considerations.

Preliminary Summary of Reserves prepared by our independent engineering firm
Summary of Reserves December 31, 2007 (in thousands)

	Oil	Gas
	(Mbbl)	(Mmcf)	PV-10% ($M)

Proved developed	8,921	26,426	$317,415
Proved undeveloped	1,823	3,384	64,576
Total	10,744	29,810	$381,991

Oil and Gas Reserve Quantities (in thousands)
	Oil (Mbbl)	Gas (Mmcf)

Proved reserve quantities, January 1, 2007	1,777	4,218

Purchase of minerals-in-place	9,080	27,977
Extensions and discoveries	7	965
Production	(391)	(1,648)
Revision of quantity estimates	271	(1,702)

Proved reserve quantities, December 31, 2007	10,744	29,810

Proved developed reserve quantities:
January 1, 2007	1,591	3,197
December 31, 2007	8,921	26,426

Standardized Measure of Estimated Future Net Cash Flows (in thousands)

Future cash inflows		$1,171,932
Future production costs		418,749
Future development costs		49,036
Future income taxes		192,409
Future net cash flows		511,738
10% annual discount for estimated timing of cash flows		233,492
Standardized measure of discounted future cash flows		$278,246

Changes in Standardized Measure for the Year Ended
December 31, 2007 (in thousands, except prices)

Standardized measure, beginning of period	$40,318
Changes in prices, net of production cost	26,229
Extensions and discoveries	3,183
Revision of quantity estimates	815
Development costs incurred, previously estimated	1,366
Purchases in minerals in place	325,882
Sales, net of production costs	(20,462)
Accretion of discount	4,171
Change in estimated future income taxes	(103,658)
Changes in timing of estimated cash flows and other	402

Standardized measure, end of period	$278,246

Current prices at year-end, used in standardized measure:
Oil (per barrel)	$89.88
Gas (per Mcf)	$6.87

Partnership operations and reserves as of December 31, 2007 (not included in the table above)

The reserve quantities and values shown above do not include our interest in an affiliated partnership.  We hold direct working interests in the Giddings Field which is discussed further below and we are also the general partner of a partnership which owns controlling interests in the producing wells and developmental acreage. Our 2% partnership interest reverts to 35.66% when the partnership realizes a contractually specified rate of return.  The partnership has hedged a considerable portion of its future production, by entering into fixed price swaps (”Swap”).  Accordingly, the following table represents our estimated share of the partnership’s reserves and estimated present value of future net income discounted at 10% ( in thousands of dollars), using SEC guidelines while accounting for the volume contractually obligated under Swap prices.

	Mbbl	Mmcf	MBOE	PV10%
Proved developed	277	10,154	1,969	$29,056
Proved undeveloped	74	2,924	562	$5,535
Total	351	13,078	2,531	$34,591

           Management believes the estimated reserve quantities and discounted present value could increase significantly as a result of continued drilling and development operations in the Austin Chalk and from additional exploration opportunities potentially associated with the acreage (see discussion below).

Acreage

The table below presents our acreage position as of October 31, 2007 except in North Dakota, which reflects additional acreage acquired in connection with active leasing programs.  It should be noted that we believe that acreage shown as “developed”, in accordance with SEC reporting guidelines, has additional drilling and development potential.  See “Exploration and Exploitation” below.

	Developed		Undeveloped
	Gross	Net	Gross	Net
Colorado	11,594	9,667	52,635	32,461
N. Dakota	22,389	17,407	29,768	5,538
Montana	21,562	20,648	14,330	13,832
Louisiana	39,544	15,912	1,549	106
Texas	87,803	55,344	11,977	1,083
Other	27,634	26,802	10,041	6,129
TOTAL	210,526	145,780	120,300	59,149

PRODUCING PROPERTY INFORMATION
Monthly production volumes (December 2007)

Field	State(s)	Oil (bbl)	Gas (mcf)	BOE

Black Warrior Basin	AL, MS	-	21,796	3,633
Chittim	TX	211	49,287	8,426
Driscoll	TX	4,491	10,955	6,317
Eloi Bay Complex	LA	13,718	509	13,803
Frisco and Fordoche	LA	7,462	469	7,540
Giddings	TX	160	80,544	13,584
Harris	TX	1,152	142	1,176
Landa	ND	1,184	-	1,184
MAK	TX	3,068	1,380	3,298
New Mexico	NM	1,974	743	2,098
Quarantine Bay	LA	1,575	523	1,662
Sherman/Wayne	ND	3,237	-	3,237
St. Martinville	LA	5,197	-	5,197
Odem	TX	2,538	25,639	6,811
Starbuck Unit	ND	1,271	-	1,271
All others	Various	19,898	75,256	32,441
Total		67,136	267,243	111,678

The following property information is organized by 1) producing properties and, 2) exploration and exploitation properties.

PRODUCING PROPERTIES

The following table and narrative provides information on our producing fields. Certain fields listed in the table with minimal current production have, in the opinion of management, meaningful upside potential.  See also “Exploitation and Exploration” below.

Black Warrior Basin Fields – located in Alabama and Mississippi.  These properties include several fields with 39 producing wells.  Production is from conventional reservoirs consisting of Mississippian-aged sands.  Some wells are on rod-pump while the majority of wells flow directly into low pressure gathering systems.  The current aggregate gross production rate is 1.3 MMCFD.  The majority of the wells are operated by the Company, which has an average working interest of 60% and an average net revenue interest of 46%.

Chittim Field – located in Maverick County, Texas.  This field consists of 44 producing wells which produce from the Cretaceous Glen Rose interval.  All of the wells flow into a low pressure gathering system at a current aggregate gross rate of 4.8 MMCFPD.  The majority of the wells are horizontal producers.  The field is operated by the Company, which has an average working interest of 47% and an average net revenue interest of 36%.

Driscoll Field – located in Duval County, Texas.  This field consists of 46 producing wells, which produce from the Jackson/Yegua interval.  The majority of the field produces with the aid of rod pumps and the current aggregate gross production rate is 155 BOD and 425 MCFPD.  The field is operated by the Company, which has an average working interest of 98% and an average net revenue interest of 86%.

Eloi Bay Field complex – located in state waters offshore St. Bernard Parish, Louisiana.  The field (including the adjacent Chandler Sound Block 71) is located in 5-10 feet of water.  This non-operated field has approximately 50 producing wells on gas lift - all completed in the Miocene section.  Current aggregate gross production is 1060 BOPD.  The Company’s working interest varies between 12.5% and 50%. Across the field as a whole the average working interest is 46% and the average net revenue interest is 39%.

Frisco and Fordoche Fields – located in Pointe Coupee Parish, Louisiana.  These fields consist of 24 producing wells, which produce from the Frio and multiple Wilcox sand intervals.  All the wells are on rod-pump or hydraulic lift with an aggregate current gross rate of 279 BOPD.  The fields are operated by the Company, which has an average working interest of 70% and an average net revenue interest of 55%.

Giddings Field – located in Brazos, Burleson, Fayette, Grimes, Lee, and Washington Counties, Texas.  These properties consist of 65 producing wells, which produce from the Cretaceous Austin Chalk interval.  All the wells are horizontal producers utilizing rod pumps, compression and other methods to produce the current aggregate gross rate of 110 BOPD and 37 MMCFPD.  The field is operated by the Company, which has an average direct working interest of 6.7% and a net revenue interest of 5.2%. In Grimes County, however, where a majority of production and development is located, the Company has a working interest of 7.2% and average net revenue interest of 5.6%. In addition the Company is the General Partner of a partnership which owns an average 77% working interest with an average 66% net revenue interest in 39,977 gross (35,391 net) acres. The Company’s 2% partnership interest reverts to 35.66% when the partnership realizes a contractual specified rate of return.

Harris Field – located in Gaines County, Texas. This field consists of six producing wells, which produce from the San Andres interval.  The field produces with the aid of rod pumps and the current gross production rate is 67 BOPD.  The field is operated by the Company, which has an average working interest of 76% and an average net revenue interest of 57%.

Landa Field – located in Bottineau County, North Dakota.  This field consists of 13 producing wells, which produce from the Spearfish and Mississippian Madison intervals.  The field is operated by the Company, which an average working interest of 92% and average net revenue interest of 78%.  Current gross production is 63 BOPD.

MAK Field – located in Andrews County, Texas.  This field consists of 13 producing wells, which produce from the Spraberry interval.  The field produces with the aid of rod pumps and the current gross production rate is 145 BOPD and 55 MCFPD.

New Mexico Fields – located in Eddy and Lea Counties, New Mexico.  This area consists of three fields with 45 producing wells.  Production is from the Seven Rivers, Queen, Grayburg and San Andres formations.  The wells are on rod pumps and the current aggregate gross production rate is 100 BOPD.  The fields are operated by the Company, which has an average working interest of 94% and an average net revenue interest of 76%.

Odem Field – located in San Patricio County, Texas.  This field consists of 65 producing wells, which produce from multiple Frio sands.  The field produces with the aid of rod pumps, compression and gas lift with the current gross production rate of 160 BOPD and 1.8 MMCFPD.  The field is operated by the Company, which has an average working interest of 48% and a net revenue interest of 37%.

Quarantine Bay Field – located in State waters offshore Plaquemines Parish, Louisiana.  The field is located in 6-15 feet of water.  This non-operated field has approximately 26 producing wells all on gas lift and completed above 10,500 feet.  Current field gross production is approximately 1,000 BOPD and 180 MCFPD.  The Company’s working interest is 7.0% and an average net revenue interest of 5.2%.  However, the Company has a 33% working interest in exploration acreage and rights which are held by production (see “Exploration and Exploitation” discussion below).

Sherman/Wayne Fields – located in Bottineau County, North Dakota.  This field consists of 17 producing wells, which produce from the Mississippian Wayne interval.  The field is operated by the Company, which has an average working interest of 76% and an average net revenue interest of 64%.  The current gross production of the field is 170 BOPD.

St. Martinville Field – located in St. Martin Parish, Louisiana.  This field consists of 13 producing wells, which produce from numerous Miocene sand intervals.  All the wells are on rod-pump with a current gross rate of 210 BOPD.  The field is operated by the Company, which has an average working interest of 97%.  The Company owns the majority of the minerals so the net revenue interest is also approximately 97%.

Starbuck Field – located in Bottineau County, North Dakota.  This field consists of 19 producing wells, which produce from the Mississippian Madison interval.  The field is operated by the Company, which has an average working interest of 91% and an average net revenue interest of 78%.  The current gross production of the field is 65 BOPD.

EXPLORATION AND EXPLOITATION

GeoResources Exploration and Exploitation Map

E. Nessen
Sherman/Wayne
Fairview/Mondak
Landa/NE Landa
Starbuck
Riprap Coulee
Maljamar
Loco Hills
Grayburg-Jackson
Harris
M.A.K.
Black Warrior Basin
Giddings
St. Martinville
Eloi Bay
Quarantine Bay
Raceland
Chittim Ranch
Odem
Driscoll
WASHINGTON
OREGON
CALIFORNIA
NEVADA
IDAHO
MONTANA
WYOMING
UTAH
COLORADO
ARIZONA
NEW MEXICO
NORTH DAKOTA
SOUTH DAKOTA
NEBRASKA
KANSAS
OKLAHOMA
TEXAS
MINNESOTA
IOWA
MISSOURI
ARKANSAS
LOUISIANA
WISCONSIN
ILLINOIS
MICHIGAN
INDIANA
OHIO
KENTUCKY
TENNESSEE
MISSISSIPPI
ALABAMA
GEORGIA
FLORIDA
SOUTH CAROLINA
NORTH CAROLINA
VIRGINIA
WEST VIRGINIA
PENNSYLVANIA
NEW YORK
MAINE
DELAWARE

As stated above, our strategy is to build a portfolio that has predictable production profiles to provide a foundation for earnings, cash flows, financing and growth, but also to acquire fields or acreage that we believe have significant development and exploration potential. Further, we intend to expand our acreage and drilling inventory regionally in the vicinity of current holdings.  We believe that many of our  existing fields have exploitation and exploration potential, much of which is presently defined and scheduled in our 2008 - 2009 capital budget or is in the process of geological, geophysical and engineering reviews to define leads and substantiate opportunities. The table and discussion below present a broad range of the projects and prospects in various stages of development.

Exploration and Exploitation Acreage.  We attempt to establish production operations in areas of interest and expand exploration and exploitation opportunities in those fields and the surrounding areas.  Accordingly, we hold acreage positions that, in our opinion, have additional exploration and development potential, including fields held by production and non-producing leasehold acreage.  Generally, in accordance with SEC rules, we classify acreage that is held by production as “Developed” (see table above), even though such acreage may have additional potential. Accordingly, the table below is presented to summarize certain acreage positions associated with exploration and exploitation opportunities. The acreage table is not all inclusive but summarizes the field discussions below. In addition, a reserve potential table is also presented which includes estimated reserve potential associated with these field positions. While these non-proved potential reserve estimates tabulated below were prepared by management and the Company’s technical staff in accordance with industry practices the SEC does not recognize non-performing oil and gas reserve estimates and we are strictly prohibited from including such potential non-proved reserves in our SEC reports. All reserve estimates are inherently imprecise and are subject to material revisions based on numerous factors, including drilling success, production history and oil and gas price changes.

		Acreage
Field	State	Gross	Net
Black Warrior Basin	AL, MS	42,480	21,240
Chittim	TX	12,822	6,411
Driscoll	TX	12,000	11,760
East Nesson	ND	26,000	3,250
Eloi Bay	LA	8,704	4,352
Harris	TX	160	122
Giddings (1)	TX	48,230	43,911
Landa	ND	1,145	1,070
MAK	TX	3,680	3,348
New Mexico	NM	2,156	1,847
Northeast Landa	ND	758	652
Odem	TX	6,500	3,250
Quarantine Bay (2)	LA	13,956	4,855
RipRap Coulee	MT	2,200	1,100
Roth-Leonard	ND	1,374	1,353
Sherman/Wayne	ND	1,090	967
St. Martinville	LA	1,322	1,282
Starbuck Unit	ND	6,619	6,044
Total		191,196	116,814
___________

1.	Includes acreage held by GeoResources and its affiliated partnership, see partnership reserves and discussion of the Giddings Fields included above.
2.	Represents net exploration acreage held by shallow production see discussion below.

Reserve Potential

The table below is stated in thousands of barrels of oil equivalent (“MBOE”). The table does not identify all the projects included in our capital budget discussed above, primarily due to confidentiality requirements.

       Cautionary Note:  The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use certain terms in this document, such as non-proved reserves and non-proved potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  These terms include reserves with substantially less certainty, and no discount or other adjustment is included in the presentation of such non-proved potential reserve numbers.  As indicated above, estimates of non-proved reserve potential are inherently imprecise.  You are urged to read closely the disclosure in our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our other SEC filings available from us at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090.  You can also obtain this form from the SEC by calling 1-800-SEC-0330.

			MBOE
Field	State	Proved	Non-proved Potential	Total	Primary Product
Chittim (1)	TX	95	95	190	Gas
Bakken Shale (2)	ND, MT	-	740	740	Oil
Giddings	TX	229	495	724	Gas
MAK	TX	-	143	143	Oil
Northeast Landa	ND	-	384	384	Oil
Odem	TX	-	92	92	Oil
Quarantine Bay (3)	LA	-	13,787	13,787	Gas/Oil
Roth-Leonard	ND	89	307	396	Oil
Sherman/Wayne	ND	580	667	1,247	Oil
St. Martinville (4)	LA	71	142	213	Oil
Starbuck Unit	ND	-	1,397	1,397	Oil
Total		1,064	18,249	19,313

_____________________
Notes:
(1)	Does not include Pearsall formation potential.
(2)	Includes only first 10 wells currently budgeted at East Nesson in North Dakota and one well budgeted in Montana; the program could be expanded substantially depending on drilling results.
(3)	Includes only two initial test wells below 10,500 feet.
(4)	Does not include additional drilling which may result from a 3-D seismic shoot.

Black Warrior Basin Fields – (also discussed above) - We believe upside exists in recompletions to shallower zones and workovers which may include removing dual completion configurations and commingling production. Although production is relatively small and the properties are outside stated core areas, at present we have elected to retain these fields due to the long life nature of the reserves and our acreage position. We believe this acreage, which is held by production, may have additional drilling potential, resulting from a commercially unproven but emerging gas resource play, which is being tested in the basin for Mississippian Floyd and the Devonian Chattanooga Shale formations. The Floyd is found between the Mississippian sands that have produced the majority of the basin’s conventional reserves. Several geochemical analyses of the shale indicate potential for gas production. The play is in its early stages and most analyses and results remain confidential. We have 42,480 gross and 21,240 net acres in this basin that is held by production. If the play proves viable it could result in substantial reserve potential to us. Accordingly, we will monitor this expanding play closely.

Chittim Field – (also discussed above) - We have 12,822 gross acres and 6,411 net acres in this field. Upside in the field includes three proved undeveloped horizontal locations and several probable or possible locations. An emerging play is being tested in the area in the deeper Pearsall formation.  Mechanical difficulties in the 1970’s due to over-pressure in producing gas resulted in disappointing production. Since then we acquired the acreage and have successfully developed another interval, the Glen Rose interval, with modern horizontal drilling techniques. The Pearsall formation contains a large amount of gas in the area but it remains an unknown as to commercial production. Several companies have leased or acquired large acreage positions in the area and are currently testing multiple techniques to produce the Pearsall. At least ten wells are being drilled and tested in the play including a well which has been drilled and is testing less than two miles from our acreage.  We continue to follow development of this play and are considering a horizontal offset in 2008 to the vertical Pearsall well that produced.  We believe horizontal drilling and advanced completion techniques offer the potential to make the Pearsall meaningful to us.  We have significant experience in over-pressured horizontal gas plays, as currently being demonstrated in the development in the Giddings Field.

Driscoll Field – (also discussed above) - The field was owned by Conoco for much of its life and  little development occurred over the last 20 years.  The Company, via the recent acquisition, now has nearly all of the working interest in this field, which holds 12,000 gross and 11,760 net acres.  We believe significant reserves could remain in this field and have initiated a field wide and regional study, which may result in leasing additional acreage focused on developing new reserves in the field and in proximity thereto.

East Nesson – located in Mountrail County, North Dakota.  We have varying working interests ranging from 10% to 15% and net revenue interests ranging from 8.2% to 12.3%, in approximately 26,000 acres. This is a developing Bakken Formation horizontal drilling play at vertical depths of about 9,800 feet. We are participating in an active leasehold acquisition program in cooperation with another Williston Basin operator. The leasehold generally consists of portions of tracts or governmental subdivisions that will become drilling and spacing units. We expect this project to result in a spread of 10-15% working interests in a significant number of wells throughout attractive areas of this particular Bakken play. The estimated per well drilling costs range from $5.0 to $8.0 million depending on horizontal operations. We intend to further increase our acreage position and participating interest as the play develops.  The approach of a small interest across a large acreage position allows us to amass a large database and early understanding of the technical and operational aspects, while our expenditures remain manageable, even if an accelerated multi-well drilling program develops.   Then, simultaneously with drilling and data accumulation, we intend to assemble and develop larger leasehold tracts based upon a better understanding of the play. Early production and completion data shows the expected gross per-well reserves to be generally 350–750 MBO.

Eloi Bay Field complex – (also discussed above) - The field was destroyed by Hurricane Katrina and production was not reestablished until 2007. Additional upside to the proved production consists of numerous behind pipe opportunities due to the multiple stacked sand reservoirs along with four proved undeveloped locations, which are up-dip of existing production. At present 8,704 gross and 4,352 net acres are held by production. Other operators have had drilling success and established deeper production in the area and we have budgeted funds for the acquisition and reprocessing 3-D seismic over the field and certain surrounding acreage to define prospective opportunities which may exist.

Harris Field – (also discussed above) - This field consists of 160 gross and 122 net acres, and is in the early stages of water-flooding with one injector well installed in 2007.  Additional capital has been allocated in 2008, pending initial results and further technical analysis.

Giddings Field – (also discussed above) - We and our affiliated partnership control 36,977 gross and 35,391 net acres that are held by production and an additional 11,253 gross and 8,520 net leased acres. Upside in this field consists of multiple wells that have the potential for rate increase through the use of slick water fracture stimulations and nine proved undeveloped horizontal drilling locations. We have implemented a development program and we are actively acquiring additional acreage.  Presently we expect to spud a new well every 60-75 days for the next three years.  The properties are operated by us with an average direct working interest of 6.7% (7.2% in the core development area) and an incremental reversionary interest of 35.66% through our partnership (see “Partnership Reserves” above). We presently are running one drilling rig continuously and have drilled five successful wells in 2007 and plan to drill five to six wells in 2008. Ten probable well locations are expected to be added, pending successful completion of leasing. We are considering securing another drilling rig to accelerate drilling. In addition, we believe further exploration potential exists. There has been significant exploration activity offsetting our large acreage position in Grimes County, Texas, including a shallow Yegua formation gas discovery which we believe would be prospective to our acreage and justify a 3-D seismic program on appropriate usage, as well as a proposed deep (22,000 feet) test well to the south of our acreage.

Landa Field – (also discussed above) - We hold 1,145 gross and 1,070 net acres in the field.  Proved upside consists of results from response to water injection in the adjacent Landa West Madison Unit.  This unit has additional potential in reconfiguring its current injection pattern to increase recoveries.

 MAK Field – (also discussed above) - We hold 3,680 gross and 3,348 net acres by production.  A completed waterflood is in place and production has continued to increase slowly over time. The possibility of drilling infill locations in this existing waterflood is under evaluation with at least one location expected in 2008.

New Mexico Fields – (also discussed above) - We hold 2,156 gross and 1,847 net acres by production.  Upside exists in each of the three fields, which are in various stages of waterflood redevelopment.  The fields are being studied for additional injection wells and infill producers, which we believe could enhance the waterflood upside.

Northeast Landa Field – located in Bottineau County, North Dakota, the field has produced primarily from the Mission Canyon Formation at depths of approximately 3,070 feet - 3,100 feet. We hold 758 gross and 652 net acres. Cumulative primary recovery to date is approximately 725,000 barrels of oil.  Six wells remain on production. This secondary recovery potential has been studied and confirmed for the eastern lobe in the Mission Canyon member of the Madison Formation. We believe economical recovery of approximately 500,000 incremental barrels of oil by water-flooding appears feasible. Upon recognizing the potential and extent of the floodable reservoir, we launched a leasehold and production acquisition effort to enhance our position in the field. This effort has been successful and is continuing.  We have commenced unitization plans and a preliminary flood design.  We estimate that flood operations will commence in the late summer to fourth quarter of 2008.

Odem Field – (also discussed above) - We hold 6,500 gross and 3,250 net acres by production from multiple Frio sands.  We believe numerous proved and non-proved behind-pipe zones exist for recompletion into shallower Frio intervals. We have 3-D seismic data over the properties and have several wells for budgeted for 2008 and 2009.

Quarantine Bay Field – (also discussed above) - We hold 13,956 gross and 952 net acres above 10,500 feet and 4,885 net acres below that depth. Upside in this field consists of numerous behind pipe opportunities due to the multiple stacked sand reservoirs, along with proved undeveloped locations in the section above 10,500 feet. Available public information and records of major operators, including previous non-public data, indicate that the field has produced approximately 180 million barrels of oil and 285 BCF of natural gas since its discovery several decades ago. We believe additional shallow non-proved potential exists. We acquired the field for its shallow production and exploitation opportunities and for its significant deeper exploration potential below that depth.  A detailed field study is in progress and an initial four shallow recompletions will commence in the first quarter 2008.   We have a 33% working interest in the field, with a 24.75% net revenue interest below 10,500 feet. The field was sold by Devon Energy as part of a divestiture program after its merger with Pennzoil. We acquired the field from a successor to Devon who was not focused on offshore operations in South Louisiana.  In 2005 the field was destroyed by Hurricane Katrina and production was not reestablished until 2007. With production reestablished, GeoResources in cooperation with the operator, Cox Operating, LLC, acquired 35 square miles of 3-D seismic data to image and define prospect leads from below 10,500 feet. We believe the exploration potential to be significant. Accordingly, Schlumberger has been engaged to reprocess the 3-D seismic data and provide interpretative geological and geophysical services. Schlumberger has identified 13 seismically defined prospect leads and further confirmed certain prospect leads previously identified by us. Regional analogies also exist in Breton Sound and Main Pass.   Data reprocessing and interpretation is expected to be completed by mid-year 2008, and mapping and interpretation will continue thereafter.  We anticipate this will result in identification of additional prospects and better definition of prospect leads.

RipRap Coulee Field – We are also involved in a Bakken Shale play in eastern Montana. This involves horizontal drilling at vertical depths of about 10,000 feet. Currently we own 2,200 gross and 1,100 net leasehold acres in this prospect. The other 50% owner operates the prospect and is actively drilling and scheduling wells in and around these blocks.  Based on our review of other similar wells in the area, we expect per well reserves to be in the range of 400,000 barrels of oil.

Roth-Leonard Fields – located in Bottineau County, North Dakota. These fields produce from the same Mississippian Madison stratigraphic porosity as Sherman and Wayne Fields and have similar water production and pressure histories indicating that they are also horizontal infill drilling candidates (see “Sherman-Wayne Fields” below).  We hold 1,374 gross and 1,353 net acres. An infill horizontal test well at Roth is budgeted for the 4th quarter, 2008.  We have a 100% working interest and 84.9% net revenue interest. If successful, this test well would set up at least one more well location at Roth, and possibly several well locations at Leonard with similar ownership interests. Expected incremental reserves exceed 200,000 barrels of oil per well.

Sherman/Wayne Fields – (also discussed above) - We hold 1,090 gross acres and 967 net acres and operate the field.  All of the wells are on rod pump with five of the wells being horizontal producers.  Proved upside in this field consists of four proved undeveloped horizontal infill locations. We expect to drill two development wells in the first half of 2008.

St. Martinville Field – (also discussed above) - The field has produced over 14 million barrels of oil at depths ranging from 3,000 feet to 9,500 feet since its discovery several decades ago, and has not been evaluated with a modern 3-D survey. We hold 1,322 gross and 1,283 net acres. A successful well was drilled in late 2005 to a depth of 4,700 feet that initially flowed over 100 BOPD, is still producing 30 BOPD and has several behind pipe zones. We believe that well and other successful operations illustrate development potential in the field. One additional well is presently budgeted.  We intend to shoot a 3-D seismic survey in 2008.

Starbuck Field – (also discussed above) - The field was unitized effective November 1, 2007 and includes 6,619 gross acres and 6,044 net acres. We immediately began our waterflood installation and have a 91.31% working interest and 77.61% net revenue interest.  Phase one, including four injection wells, water plant and flow lines, is substantially complete and initial water injection is underway. Additional drilling will occur later as the waterflood begins to respond. The flood design includes two productive zones, the Midale (Mississippian Charles) and the Berentson (Mississippian Charles B-1) zones, which are being flooded separately. Concurrent flood installation provides us with development cost economies. The Starbuck Midale has produced 584,000 barrels of oil and the Berentson has produced 754,000 barrels on primary recovery, for total field production of 1,338,000 barrels of oil.  Fourteen wells are still producing. The flood installation has been designed to capture and accelerate recovery of existing primary reserves, as well as capture incremental water flood reserves. Collectively, we estimate that the project has remaining primary and secondary reserves of more than 2.3 million barrels of oil.

GLOSSARY OF TERMS

The following are abbreviations and definitions of terms commonly used in the natural gas and oil industry and in this Summary.

3-D Seismic -- An advanced technology method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid.  3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, development and production.

Bbl -- One barrel, or 42 U.S. gallons of liquid volume.

Bcfe -- One billion cubic feet of natural gas equivalent.

Bcf -- One billion cubic feet.

Boe -- One barrel of oil equivalent.

Bopd -- One barrel of oil per day.

Completion -- The installation of permanent equipment for the production of oil or natural gas.

Compression -- A force that tends to shorten or squeeze something, decreasing its volume.

Credit Facility -- A line of credit provided by a group of banks, secured by natural gas and oil properties.

Development Activities -- Activities following exploration including the installation of facilities and the drilling and completion of wells for production purposes.

Development Costs -- All costs including financing costs, E&A expenditures incurred in bringing a field to commercial production and is defined as tangible assets.

Development Well -- A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Division Order -- A contract setting forth the interest of each owner of a natural gas and oil property, which serves as the basis on which the purchasing company pays each owner’s respective share of the proceeds of the natural gas and oil purchased.

Down-Hole Equipment -- Equipment pertaining to the wellbore.

Down-Hole Lift Methods -- Use of different equipment to aid in the production of a well whose own reservoir energy is not sufficient to economically produce the well.

Dry Hole -- A well found to be incapable of producing hydrocarbons in sufficient quantities to justify completion as an oil or natural gas well.

Exploitation -- The act of making some area of land or water more profitable or productive or useful.

Exploration -- The initial phase in petroleum operations that includes generation of a prospect or play or both, and drilling of an exploration well.  Appraisal, development and production phases follow successful exploration.

Exploratory Well -- A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

Extensions and Discoveries -- As to any period, the increases to proved reserves from all sources other than the acquisition of proved properties or revisions of previous estimates.

Finding Costs -- The ratio of capital cost necessary to establish production divided by the reserves discovered usually reported in $/boe or $/mcfe.

Flow Lines -- The surface pipe through which oil or gas travels from a well to processing equipment or to storage.

Formation or Interval -- The fundamental unit of lithostratigraphy. A body of rock that is sufficiently distinctive and continuous that it can be mapped. In stratigraphy, a formation is a body of strata of predominantly one type or combination of types; multiple formations form groups, and subdivisions of formations are members.

Frac or Fracture -- High pressure or explosive method of fracturing rock formations.

Gas Lift -- The process of raising or lifting fluid from a well by injecting gas down the well through tubing or through the tubing-casing annulus. Injected gas aerates the fluid to make it exert less pressure than the formation does; the resulting higher formation pressure forces the fluid out of the wellbore. Gas may be injected continuously or intermittently, depending on the producing characteristics of the well and the arrangement of the gas-lift equipment.

Gathering System -- The flowline network and process facilities that transport and control the flow of oil or gas from the wells to a main storage facility, processing plant or shipping point. A gathering system includes pumps, headers, separators, emulsion treaters, tanks, regulators, compressors, dehydrators, valves and associated equipment.

Geophysical Work -- The use of seismic surveys and the interpretation of the survey in order to better estimate the subsurface environment.

Gross Wells -- Refers to the total acres or wells in which we have a working interest.

Horizontal Drilling -- A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques that may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

Injection Well -- A well in which fluids are injected rather than produced, the primary objective typically being to maintain reservoir pressure. Two main types of injection are common: gas and water. Separated gas from production wells or possibly imported gas may be reinjected into the upper gas section of the reservoir. Water-injection wells are common offshore, where filtered and treated seawater is injected into a lower water-bearing section of the reservoir.

Low Pressure Gathering System -- Small diameter pipelines interconnected in order to combine gas from producing wells which have pressures form 0-500 psia.

MBbls -- One thousand barrels.

MBoe -- One thousand barrels of oil equivalent.

Mcfe -- One thousand cubic feet of natural gas equivalent, based on a ratio of 6 Mcf for each barrel of oil, which reflects the relative energy content.

Mcf -- One thousand cubic feet.

Mcfpd -- One thousand cubic feet per day.

MMboe -- One million barrels of oil equivalent.

MMbtu -- One million British thermal units. One British thermal unit is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

MMcfd or MMcfpd -- One million cubic feet per day.

MMcfe -- One million cubic feet of natural gas equivalent.

MMcf -- One million cubic feet.

Multiple Stacked Reservoirs -- A sequence of sand and shale members with sands being productive.  Can occur over a few feet or several hundred feet in thickness

Natural Gas Liquids -- Liquid hydrocarbons that have been extracted from natural gas, such as ethane, propane, butane and natural gasoline.

Net acres or Wells -- Refers to gross acres or wells multiplied, in each case, by the percentage working interest that we own.

Net Production -- Natural gas and oil production that we own, less royalties and production due others.

Net Revenue Interest -- A share of production after all burdens, such as royalty and overriding royalty, have been deducted from the working interest. It is the percentage of production that each party actually receives.

NYMEX -- New York Mercantile Exchange, the exchange on which commodities, including crude natural gas and oil futures contracts, are traded.

Oil -- Crude oil or condensate.

Operator -- The individual or company responsible for the exploration, development and production of an oil or natural gas well or lease.

Over-Pressurized -- Subsurface pressure that is abnormally high, exceeding hydrostatic pressure at a given depth.

Porosity – (1)  The condition of being porous (such as a rock formation).  (2)  The ratio of the volume of empty space to the volume of solid rock in a formation, indicating how much fluid a rock can hold.

Present Value of Proved Reserves -- The present value of estimated future revenues, discounted at 10% annually, to be generated from the production of proved reserves determined in accordance with Securities and Exchange Commission guidelines. This value is net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to (i) estimated future abandonment costs, net of the estimated salvage value of related equipment, (ii) non-property related expenses such as general and administrative expenses, debt service and future income tax expense, or (iii) depreciation, depletion and amortization.

Primary Recovery -- The first stage of oil production in which natural reservoir drives are used to recover oil, although some form of artificial lift may be required to exploit declining reservoir drives.

Prospect -- An area of exploration in which hydrocarbons have been predicted to exist in economic quantity. A prospect is commonly an anomaly, such as a geologic structure or a seismic amplitude anomaly, that is recommended by explorationists for drilling a well. Justification for drilling a prospect is made by assembling evidence for an active petroleum system, or reasonable probability of encountering reservoir-quality rock, a trap of sufficient size, adequate sealing rock, and appropriate conditions for generation and migration of hydrocarbons to fill the trap. A single drilling location is also called a prospect, but the term is more properly used in the context of exploration. A group of prospects of a similar nature constitutes a play.

Proved Developed Non-Producing Reserves -- Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected, and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved Developed Producing Reserves -- Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved Developed Reserves -- The combination of proved developed producing and proved developed non-producing reserves.

Proved Reserves -- The estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, such as, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Proved Undeveloped Reserves (“PUD”) -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion -- A recompletion occurs when the producer reenters a well to complete (i.e., perforate) a new formation from that in which a well has previously been completed.

Reprocessing -- Refers to taking older seismic data and performing new mathematical techniques to refine the answer or look for additional ways of interpreting the subsurface environment.

Rod-Pump -- Used in connection with a pumping unit in order to aid in the production of a well.  The rod-pump moves up and down with the pumping unit and helps lift fluids from the wellbore.

Royalty -- An interest in an natural gas and oil lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage.  Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Salt Water Disposal Wells -- A well used for the purpose of injecting produced water back into the ground.

Sand -- An abrasive material composed of small quartz grains formed from the disintegration of pre-existing rocks.

Secondary Recovery -- (1)  The use of water-flooding or gas injection to maintain formation pressure during primary production and to reduce the rate of decline of the original reservoir drive.  (2)  Water-flooding of a depleted reservoir.  (3)  The first improved recovery method of any type applied to a reservoir to produce oil not recoverable by primary recovery methods.

SEC -- The United States Securities and Exchange Commission.

Seismic -- Pertaining to waves of elastic energy, such as that transmitted by P-waves and S-waves, in the frequency range of approximately 1 to 100 Hz. Seismic energy is studied by scientists to interpret the composition, fluid content, extent and geometry of rocks in the subsurface.

Side-Track Drilling -- An operation where a new well bore is drilled from an existing well bore.

Slick Water Fracture Stimulation -- The use of water to treat the well in order to improve rate and reserves.  Fluids are pumped into the wellbore at high pressure and rate causing a fracture to open in the rock and extending away from the wellbore.

Spud -- To start the well drilling process by removing rock, dirt and other sedimentary material with the drill bit.

Standardized measure of discounted future net cash flows -- Present value of proved reserves, as adjusted to give effect to (i) estimated future abandonment costs, net of the estimated salvage value of related equipment, and (ii) estimated future income taxes.

Stratigraphic -- Refers to a zone or strata and is typically used in terms of how the hydrocarbon is trapped in the reservoir.  A Stratigraphic trap is where the rock type changes due to some geologic event such as thinning of the zone and allows for the hydrocarbons to remain in place.

Tcf -- One trillion cubic feet.

Test Well -- An exploration well.

Undeveloped Acreage -- Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil, regardless of whether such acreage contains proved reserves.

Waterflood -- A method of secondary recovery in which water is injected into the reservoir formation to displace residual oil. The water from injection wells physically sweeps the displaced oil to adjacent production wells. Potential problems associated with waterflood techniques include inefficient recovery due to variable permeability, or similar conditions affecting fluid transport within the reservoir, and early water breakthrough that may cause production and surface processing problems.

Working Interest -- An interest in an natural gas and oil lease that gives the owner of the interest the right to drill for and produce natural gas and oil on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The net production to which a working interest is entitled will be smaller than the share of costs that the working interest owner is required to bear to the extent of any royalty burden.

Workover -- Operations on a producing well to restore or increase production.